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                                                                    EXHIBIT 10.2


           SPRINTICKET EQUIPMENT PURCHASE, CREDIT CARD AUTHORIZATION,
                      AND TRANSACTION PROCESSING AGREEMENT

THIS Equipment Purchase, Credit Card Authorization and Transaction Processing Agreement (hereinafter referred to as this "Agreement" is entered into, effective this 28th day of September, 1998, between Sprinticket, a Division of The Pathways Group, Inc., a Delaware Corporation (hereinafter referred to as "Sprinticket") and Winter Park Resort, a Colorado (Non-Profit) Corporation, of 677 Winter Park Dr., Winter Park, Colorado 80482 (hereinafter referred to as "Customer.")

                               ARTICLE 1. RECITALS

The following recitals of fact are agreed to by the respective parties to be the facts based upon which each made the decision to make this Agreement:

      A. WHEREAS, Customer owns and operates a business under the name Winter Park Resort, located in Winter Park, Colorado, for which Customer sells tickets, vouchers, or goods, hereinafter referred to separately or collectively as "Goods" to its clients from among the general public; and

      B. WHEREAS, Sprinticket has developed and owns the proprietary interest in certain computer software, which is combined into a system briefly described as:

           (1) Automatic Goods dispensers (hereinafter referred to as "Dispensers") which can automatically print tickets or vouchers and dispense Goods; and

           (2) Which are activated by use of any smart card, credit card, debit card or proprietary card listed in Schedule D below (hereinafter referred to separately or collectively as a "Card"); and

           (3) Which are controlled by a computer hardware and software system (hereinafter referred to as the "Sprinticket Automated Ticketing System").

      C. WHEREAS, the Sprinticket Automated Ticketing System operates as follows:

           (1) The Sprinticket Automated Ticketing System processes specific Card information and specific proposed transaction information which the Card user has input to the Dispenser.

           (2) The processing is done by automatic access to the Card database maintained by the acquiring processor. If the proposed transaction is authorized by the acquiring processor, then (1) the Dispenser automatically dispenses the Goods to the Card user and (2) the Dispenser automatically records the completed transaction.

           (3) Sprinticket, on at least a daily basis, downloads batches of completed transactions from the Dispensers and automatically forwards the batches of completed transactions to the acquiring processor for settlement.

           (4) The acquiring processor causes the settled transaction amounts to be deposited to Customer's bank account.

           (5) Both Sprinticket and Customer can independently download transaction data from the Dispensers by electronic means at any time. Customer does this through the Manager Work Station provided pursuant to this Agreement.

           (6) Sprinticket prepares and submits to Customer weekly invoices for the prior week. In these invoices, Sprinticket's service fees pursuant to Section 4.02 below and the attached Schedule D (hereinafter referred to as "Service Fees") are calculated from summaries of the prior week's completed transactions; and

      D. WHEREAS, Sprinticket has developed and/or markets various models of Dispensers and other equipment required to implement the Sprinticket Automated Ticketing System; and

      E. WHEREAS, Customer has evaluated and accepted the proposal from Sprinticket based on the system described in Paragraphs B and C above, with Schedules A, B, C, and D, attached hereto and incorporated herein by reference for all purposes mentioned in this Agreement; and

      F. WHEREAS, both parties desire to state the provisions of this arrangement in a written Agreement; NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:


                        ARTICLE 2. PURCHASE OF EQUIPMENT

Section 2.01 Agreement to Purchase.

           Customer agrees to purchase from Sprinticket and Sprinticket agrees to sell to Customer the equipment listed on Schedule A (hereinafter referred to collectively or separately as "Equipment").

Section 2.02 Purchase Price.

           The purchase price for each item of Equipment shall be as specified on Schedule A.

Section 2.03 Site Preparation.

           Prior to the installation of the Equipment, Customer shall prepare the installation site so as to comply with Sprinticket's installation requirements and procedures as specified in Schedule B.
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Section 2.04 Responsibility for Installation.

      A. Customer warrants that it controls and has a right to install the Equipment on the site(s) selected and specified by Customer as stated in Schedule B. Customer shall be responsible to arrange

           (1) access to necessary electrical, telephone, and other equipment and facilities,

           (2) the presence of any necessary electrical or telephone utility personnel, and

           (3) the presence of any necessary Customer personnel.

      B. Sprinticket may, at its option, bill Customer for time spent by Sprinticket staff waiting on Customer site as a result of the lack or failure of such arrangements, at the rate set forth in Table 2 of Schedule C. Customer may, at its option, bill Sprinticket for Customer's actual cost for any time lost by Customer staff waiting on Customer site due to the late arrival or non-arrival of Sprinticket staff; however Customer shall make best efforts to minimize such costs by returning its staff to their customary duties as soon as possible.

      C. Sprinticket shall install the Equipment and perform initial standard test procedures to assure that the Equipment will operate initially as intended within the Sprinticket Automated Ticketing System.

Section 2.05  Warranty of Title.

           Sprinticket warrants that it has good title to the Equipment and the right to sell it to Customer free of any proprietary rights of any other party except for software owned by the Equipment manufacturer and imbedded by the Equipment manufacturer or installed by Sprinticket, which software is licensed to Customer pursuant to the non exclusive limited license set forth in Article 3 of this Agreement.

Section 2.06 Limited Warranty.

           The Equipment furnished hereunder is warranted to be free from defects in materials and workmanship for a warranty period of 365 days from the date of installation by Sprinticket on Customer's site.

Section 2.07 Warranty Service.

      A. Sprinticket shall, at its own expense and option, either repair or replace defective Equipment during the warranty period, provided that Customer has notified Sprinticket and Sprinticket has determined that the Equipment is defective. Repair or replacement of defective Equipment may, at Sprinticket's option, be accomplished either by Sprinticket personnel on Customer's site or on a Hot Swap basis as defined in Paragraph 3 of the attached Schedule C.

      B. Customer's sole and exclusive remedy hereunder shall be limited to the repair or replacement specified herein.

Section 2.08 Warranty Service Charges.

           Acknowledging that Customer's peak business occurs on weekends and holidays, Sprinticket agrees to waive its customary weekend and holiday surcharges for warranty service provided pursuant to Section
           2.07 above.

Section 2.09 Warranty Conditions.

           THE FOREGOING WARRANTIES ARE CONTINGENT UPON THE PROPER USE OF THE EQUIPMENT IN ACCORDANCE WITH THE INSTRUCTIONS AND SPECIFICATIONS PUBLISHED BY SPRINTICKET AND MAY NOT APPLY TO ANY EQUIPMENT THAT HAS BEEN REPAIRED OR MODIFIED BY PERSONS OTHER THAN SPRINTICKET.

Section 2.10 Warranty Disclaimer.

           THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Section 2.11 Title.

           Title to the Equipment shall pass to Customer on the date Sprinticket receives the full balance due on the Equipment purchase, pursuant to Subparagraph A of Section 5.03.

Section 2.12 Risk of Loss.

           Prior to the date of delivery to Customer's site(s), the risk of loss to the Equipment shall be on Sprinticket. The risk of loss shall pass to Customer on the date of delivery to Customer's site(s).

                          ARTICLE 3. SOFTWARE LICENSE

Section 3.01 Ownership of Software.

           Customer acknowledges and agrees that the various parts of the software are proprietary to and owned by, respectively, the Equipment manufacturer to the extent any software is imbedded in the Equipment; the Equipment manufacturer, with respect to certain written instructions for the Equipment and embedded software; Sprinticket, to the extent that any software is installed on the Equipment; and Sprinticket, with respect to all written instructions concerning the use or operation of the Sprinticket Automated Ticketing System. The above described software and written instructions are hereinafter referred to collectively or separately as the "Software."

Section 3.02 Agreement to License.

           Sprinticket agrees to grant and Customer agrees to accept a license to use the Software subject to the provisions of Sections 3.03, 3.04, 3.05, and 3.06 below.

Section 3.03 Scope And Limitations of License.

      A. Customer promises and agrees that each item of the Software, including any subsequent updates provided hereunder, is furnished to Customer under a nontransferable, nonexclusive license subject to the limitations that Customer shall use the Software:

           (1) only with the Equipment and at the site(s) shown on Schedule B, and

           (2) only for the Equipment in which it is imbedded or installed, and

           (3) only while the provisions of Article 4 of this Agreement are in effect, and

           (4) only for the purpose of participation in the Sprinticket Automated Ticketing System described in this Agreement.

      B. Customer understands and agrees that all copies of the Software, in whole or in part, including all updates, are the property of each respective owner identified in Section 3.01 above, and no title to or ownership of the Software, or any parts thereof is transferred to Customer under this Agreement.

Section 3.04 Confidentiality; Agreement Not To Copy Or Reverse Engineer.

      A. Customer agrees not to provide, disclose, or make available any Software or any part thereof to any third party without the prior written consent of Sprinticket and the party which owns the particular Software. Customer further agrees not to copy the Software or reverse engineer or attempt to reverse engineer the Software, or permit anyone else to copy or reverse or attempt to reverse engineer the Software.

      B. Violation of the provisions of Paragraph A of this Section shall not be an event of default if compelled by subpoena or other legal process and Customer has complied with the provisions of Paragraph B of Section 5.25 below.

Section 3.05 License Period.

           This license shall be effective from the date on which this Agreement is signed by Sprinticket and shall remain in effect until the date this Agreement is terminated by Customer pursuant to Section 5.13 or by Sprinticket pursuant to Section 5.11. Upon termination of this Agreement, whether by Customer or by Sprinticket , Customer shall destroy or return the Software to Sprinticket pursuant to the provisions of Section 3.06 below.

Section 3.06 Repossession of Software.

      A. Upon expiration of the Software license, whether at the end of its term pursuant to Section 3.05 above, or as a result of termination of this Agreement pursuant to Sections Section 5.11 or Section 5.13 below, the original and all copies of the Software shall be returned to Sprinticket or destroyed. Customer shall, at Sprinticket's option, do either or both of the following:

           (1) Certify in writing to Sprinticket that, to the best of Customer's knowledge, the original and all copies of the Software have been returned to Sprinticket or destroyed, to the extent that return or destruction is possible without damage to any Equipment in which the Software may be imbedded.

           (2) Allow Sprinticket to remove the original and all copies of the Software from Customer's premises, including from any Equipment in which it may be imbedded or installed, to the extent that removal is possible without damage to such Equipment.

Section 3.07 Warranty of Title And Right to License Software.

           Sprinticket warrants that it has good title to the Software and the right to license its use to Customer free of any proprietary rights of any other party or any other encumbrance whatever. Sprinticket makes no warranty whatever with respect to any materials which may be furnished by Customer, including but not limited to designs, plans, specifications, images, text, and computer programs.

Section 3.08 Limited Software Warranty.

      A. The Software is warranted to conform to Sprinticket's published functional specifications. ANY MODIFICATION OF THE SOFTWARE BY ANY PERSONS OTHER THAN SPRINTICKET SHALL VOID THIS WARRANTY.

      B. During a period of 365 days after delivery of the Equipment with imbedded and installed Software to Customer, Sprinticket shall, at its own expense, correct Software defects that cause the Software to fail to conform to Sprinticket's published functional specifications and that significantly affect its performance in accordance with those specifications, provided that Customer has notified Sprinticket of any such defects and, upon inspection, Sprinticket has found the Software to be nonconforming. Customer agrees that Customer's sole and exclusive remedy under this Agreement shall be limited to that corrective action.
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Section 3.09 Warranty Disclaimer.

        THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

            ARTICLE 4. CARD AUTHORIZATION AND TRANSACTION PROCESSING

Section 4.01 Collection of Funds Processed By the Sprinticket Automated Ticketing System.

           Only those Cards listed on Schedule D below may be used with the Sprinticket Automated Ticketing System. Sprinticket will set up all necessary arrangements with the acquiring processor to have the funds from all completed transactions approved by the acquiring processor deposited in an account controlled by Customer.

Section 4.02 Calculation of Service Fees.

      A. Sprinticket shall prepare weekly invoices for its Service Fees by Friday of each week for the preceding seven day week of Monday through Sunday, inclusive. Each weekly invoice for Service Fees will summarize all completed transactions which occurred during the preceding seven day week period. The Service Fees for performing Sprinticket's services pursuant to this Agreement shall be calculated as follows:

           (1) Sprinticket shall be entitled to Service Fees at the rates stated in Schedule D.

           (2) Calculations of any Service Fees owed to Sprinticket, based on Schedule D, will be included in each weekly invoice, as provided in Section 4.01 above, and will be based on the completed transactions reported in that weekly invoice.

Section 4.03 Payment of Fees To Sprinticket.

           Customer shall remit the Service Fees detailed on each weekly invoice to Sprinticket by mail by the end of the week in which the invoice is received.

Section 4.04 Chargebacks.

           Sprinticket will make all reasonable efforts within its power to provide information necessary to dispute chargebacks. However, Sprinticket shall have no financial responsibility for any chargebacks.

                    ARTICLE 5. GENERAL TERMS AND CONDITIONS

Section 5.01 Applicability.

           The general terms and conditions contained in this Article shall apply to any Equipment sold and Software licensed (hereinafter collectively referred to as "Products") and services furnished to Customer pursuant to this Agreement.

Section 5.02 Acceptance.

           Subject to the provisions of Article 2, successful completion of Sprinticket's standard test procedures on Products installed by Sprinticket, including replacement, substitute, added, or field-modified Products installed after acceptance of initially installed Products, and the execution of a report form verifying such successful test completion by representatives of Customer and Sprinticket shall be sufficient to establish acceptance of Products.

Section 5.03 Payment For Products.

      A. Unless otherwise agreed in writing, Customer agrees to pay thirty percent (30%) of the total price for all Products as listed and shown on Schedule A, at the time this Agreement is signed, and the balance of the total price upon completion of installation and testing of Products pursuant to Sections 2.04 and 5.02 above. Sprinticket shall issue invoices for balance(s) due on or after the date of installation of Products.

      B. On the occurrence of any of the events of default listed in Subparagraphs A(1) through A(6) of Section 5.10, Sprinticket may, in addition to all other remedies it may have at law or in equity, make a written demand for full or partial payment in advance, suspend performance until that payment is made, or cancel Customer's order.

      C. If Customer fails to pay any charges when due and payable, Customer agrees that Sprinticket shall have the right to invoice and Customer shall pay all costs, including reasonable attorneys' fees, expended in collecting overdue charges and a late payment charge of one and one-half percent per month but not in excess of the lawful maximum on the unpaid balance.

Section 5.04 Taxes.

           All of the prices and license fees provided for by this Agreement are exclusive of all federal, state, municipal, or other political subdivision taxes, including but not limited to excise, sales, use, property, or like taxes now in force or enacted in the future and all prices and license fees are therefore subject to increase equal to any such taxes Sprinticket may be required to collect from Customer upon the sale or delivery of the Products or services purchased or licensed hereunder. This section shall not apply to taxes based on Sprinticket's income.

Section 5.05 No Partnership or Joint Venture or Agency.

           The parties acknowledge that no partnership or joint venture or agency is intended or created with respect to this Agreement, each other or the Software or the Equipment. Unless otherwise explicitly provided thereunder, nothing herein shall be construed or interpreted as appointing Sprinticket or Customer as an agent or representative of the other and neither Sprinticket nor Customer shall have any authority whatsoever to act for, or incur, any liability or obligation on behalf of the other. Customer and Sprinticket shall take such steps as are reasonably necessary in dealing with third parties to negate any inference that a partnership or joint venture or agency exists.

Section 5.06 Defense Against Infringement Claims.

      A. Customer agrees to notify Sprinticket immediately, without any delay, of any action or claim alleging that the Products or Customer's use of the Products violates the trade secret, trademark, copyright, patent, or other proprietary rights of any other party, and further agrees to cooperate with Sprinticket in the investigation and resolution thereof.

      B. If Sprinticket is so notified, Sprinticket shall defend Customer against any and all such claims at its expense and shall pay any costs and damages awarded therein; provided that Sprinticket shall have sole control of the defense of any such action and all negotiations for its settlement or compromise.

      C. Subject to the limitations in Sections 5.07, 5.13, and 5.15 of this Agreement, Sprinticket shall indemnify and hold Customer harmless from any liability damage, costs, or other loss incurred by Customer in connection with such claims.

      D. Sprinticket shall not indemnify Customer against any claim, costs, or liability based on Customer's modification or conversion of the Equipment or Software and/or the subsequent use of that modification or conversion. Sprinticket shall not have any liability to Customer if the infringement or violation, or the claim thereof, is based upon the use of Products in combination with other equipment or software not provided by Sprinticket pursuant to Schedule A.

      E. At any time during the course of any litigation arising out of a claim that a Product infringes a patent or copyright or other proprietary right, or, if in Sprinticket's opinion, a Product is likely to become the subject of such a claim, Sprinticket may, at its option and expense, either procure for Customer the right to continue using the Product, replace or modify the Product so that it becomes non-infringing, or grant Customer a credit or cash refund for the Product as depreciated and accept its return. The depreciation shall be an equal amount per year over the lifetime of the Product as established by Sprinticket.

Section 5.07 Customer's Hold Harmless Agreement.

      A. Customer shall indemnify, hold harmless and defend Sprinticket from any claims by any third person(s) against Sprinticket arising out of or based on any allegation that:

           (1) Any patent, copyright, trademark, right of publicity, or right of privacy was infringed or violated by Sprinticket's use of designs, plans and specifications, images, text, or computer programs furnished by Customer; or

           (2) Any third person was harmed by the use of, or the presence of, the Equipment on the sites and locations provided for in this Agreement, or any other site or location to which the Equipment may be moved or on which it may be located by or at the direction and request of Customer. The claims which this Subparagraph shall be deemed to include, but not limited to, are any personal injury claims, any property damage claims, any wrongful death claims and any trespass claims; provided, however, that Customer shall not be held responsible for indemnity, hold harmless and defense pursuant to this Subparagraph, if (1) Sprinticket is proven in court to have been grossly negligent in causing the claims, and such gross negligence is the primary cause of the harm for which the claim is brought, or (2) the claim arises from a defect in the design, manufacture or assembly of the internal electrical components of the Equipment or from the process of installing the Equipment.

      B. No costs or expenses shall be incurred for or on behalf of Sprinticket without Sprinticket's prior written consent.

Section 5.08 Confidentiality of Materials.

           Except as otherwise provided in this Agreement, Customer agrees to maintain in confidence and not to disclose, reproduce, or copy any materials, data, documentation, or specifications that are provided by Sprinticket pursuant to this Agreement and which are copyrighted, patented, trademarked, or otherwise marked as confidential, secret, or proprietary. Not withstanding the foregoing, Customer may make copies of print materials as needed for training and maintenance purposes, provided the copies are distributed only to Customer's employees and provided the copies are destroyed on expiration or termination of this Agreement.

Section 5.09 Support Services.

      A. "Support Services" include assistance in implementation planning, systems analysis and design, installation, evaluation, training of Customer personnel, repair and maintenance of Equipment and Software, and provision of parts and spares.

      B. Customer shall be entitled to Support Services for Products provided pursuant to this Agreement, subject to the limitations stated in Schedule C, which lists both those Support Services which are to be provided at no charge and those which are to be provided at hourly or per item charges, including any minimum charges which may apply.

      C. Provision of Support Services is subject to Customer's responsibility to arrange (1) access to necessary electrical, telephone, and other equipment and facilities, (2) the presence of any necessary electrical or telephone utility personnel, and (3) the presence of any necessary Customer personnel. Sprinticket may at its option bill Customer, at the rate set forth in Table 2 of Schedule C, for time spent by Sprinticket staff waiting on Customer site as a result of the lack or failure of such arrangements.

Section 5.10 Default by Customer.

      A. Any of the following shall constitute events of default if not remedied by Customer within thirty days following receipt of written notice, as provided in Section 5.17 below:

           (1) Customer's failure to make financial arrangements satisfactory to Sprinticket for the purchase of Products or services;

           (2) Customer's failure or neglect to perform or observe any of its existing or future obligations under this Agreement, including, without limitation, the timely payment of any sums due Sprinticket;

           (3) Any assignment of Customer's business for the benefit of creditors;

           (4) The filing of a petition in bankruptcy by or against Customer;

           (5) The appointment of a receiver, trustee in bankruptcy, or similar officer to take charge of all or part of Customer's property;

           (6) The adjudication of Customer as a bankrupt or insolvent;

           (7) Customer's violation of any of the Software licensing provisions stated in Article 3 of this Agreement.

Section 5.11 Sprinticket's Remedies.

           In the event of Customer's default pursuant to Section 5.10 above, Sprinticket shall have the right, at its option, to terminate this Agreement, to suspend part or all of its performance under this Agreement, and/or to bring a claim for damages. No remedy of Sprinticket pursuant to this Paragraph shall be exclusive of any other remedy it has, whether under this Agreement or as provided by law, but each shall be cumulative and in addition to every other remedy.

Section 5.12 Default by Sprinticket.

      A. Any of the following shall constitute events of default if not remedied by Sprinticket within thirty days following receipt of written notice, as provided in Section 5.17 below:

           (1) Sprinticket's failure or neglect to perform or observe any of its existing or future obligations under this Agreement;

           (2) The Software provided pursuant to this Agreement fails to perform the function described in this Agreement.

Section 5.13 Customer's Remedies.

      A. In the event of Sprinticket's default pursuant to Section 5.12 above, Customer shall have the right to terminate this Agreement.

      B. Such termination right, if asserted by Customer, shall be in lieu of any other rights or claims which Customer may have against Sprinticket, except for processing of transaction data generated by transactions completed prior to termination, pursuant to the Provisions of Article 4 above. Such termination right, if exercised by Customer, shall not preclude Sprinticket either from completing its responsibilities of processing transaction data generated by transactions completed prior to termination, or from invoicing Customer for the resulting Service Fees pursuant to the provision of
           Article 4 above and Schedule D below. Customer shall remain liable to Sprinticket for all invoices reflecting Services Fees for transactions completed prior to termination.

Section 5.14 Limitation of Customer's Remedies.

      A. Customer agrees that the sole remedies for the breach of any of the warranties contained in this Agreement and the sole remedies for Sprinticket's liability of any kind with respect to the Products or services provided pursuant to this Agreement shall be limited to the remedies provided in this Agreement. Customer further agrees that in no event shall Sprinticket's liability to Customer for damages of any nature exceed:

           (1) The total charges paid or payable for Support Services during one year under this Agreement if the liability arises from Support Services; or

           (2) The purchase price of any specific Product if the liability results from use of that specific Product.

Section 5.15 Consequential Damages.

           CUSTOMER AGREES THAT SPRINTICKET SHALL NOT BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES OR FOR THE LOSS OF PROFIT, REVENUE, OR DATA ARISING OUT OF THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF SPRINTICKET SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.

Section 5.16 No Responsibility of Sprinticket For Products or Services of
             Others.

           Customer agrees that Sprinticket shall have no responsibility for any hardware, software, or other items, or any services provided by any persons other than Sprinticket.

Section 5.17 Notices.

           Unless otherwise provided in this Agreement, any notice required or permitted by this Agreement to either party shall be deemed to have been duly given if in writing and delivered personally or mailed by registered or certified mail, postage prepaid and addressed (when intended for Customer) to V.P. of Finance, 677 Winter Park Dr., Winter Park,

           Colorado 80482 or (when intended for Sprinticket) to The Pathways Group, Legal Department, 14201 NE 200th St., Woodinville, Washington 98072.

Section 5.18 No Assignment of Contract by Customer.

           This Agreement and Customer's rights thereunder shall not be assigned without the prior written consent of Sprinticket. Any attempt to make such an assignment without Sprinticket's written consent shall be void.

Section 5.19 Sprinticket's Right of Assignment.

           This Agreement and Sprinticket's rights thereunder may be assigned, pledged, mortgaged or otherwise disposed of by Sprinticket, provided that Customer shall not be obligated to any assignee of Sprinticket except after written notice of such assignment from Sprinticket. Sprinticket's assignment of this Agreement or the Service Fees due or to become due hereunder, or any other interest herein, shall not release or relieve Customer from its Service Fees and other obligations hereunder. Customer agrees unconditionally that if so requested by Sprinticket, Customer will pay the Service Fees and all other sums due under this Agreement directly to the creditor/assignee, provided the Service Fees and/or other sums which are asserted to be due have been billed to Customer, and provided further that rights to such proceeds have been assigned to the creditor/assignee by Sprinticket. The receipt by such assignee of such payments shall discharge the obligations of Customer to Sprinticket hereunder to the extent thereof. Customer agrees to execute any and all documents including consent to assignment presented to it by Sprinticket to enable Sprinticket to effect any such assignment as described in this Section.

Section 5.20 Nonwaiver.

           Customer and Sprinticket agree that no failure to exercise, and no delay in exercising any right, power, or privilege under this Agreement on the part of either party shall operate as a waiver of any right, power, or privilege hereunder. Customer and Sprinticket further agree that no single or partial exercise of any right, power, or privilege hereunder shall preclude further exercise thereof.

Section 5.21 Severability.

           If any part of this Agreement shall be adjudged invalid or unenforceable by any court of competent jurisdiction, that judgment shall not affect or nullify the remainder of this Agreement and its effect shall be confined to the part immediately involved in the controversy adjudged. Furthermore, Sprinticket shall have the right to add, in lieu of such invalid or unenforceable provisions, provisions as similar in terms to such invalid or unenforceable provisions as may be valid and enforceable.

Section 5.22 Governing Law.

           This Agreement shall be deemed to have been made in, and shall be construed pursuant to, the laws of the State of Washington.

Section 5.23 Jurisdiction and Venue.

           Any suit or proceeding brought by Sprinticket to enforce Section 3.04 of this Agreement shall be commenced in the King County Superior Court of the State of Washington or the United States District Court for the Western District of Washington, at Seattle, Washington, and Customer consents to service of process by certified mail, return receipt requested, addressed to Customer at the address set forth in
           Section 5.17 above.

Section 5.24 Attorney's Fees.

           If any legal action is commenced to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire Agreement.

Section 5.25 Injunctive Relief.

      A. The parties recognize and agree that if Customer were to violate any of the provisions of Paragraph A of Section 3.04 above, whether during the term of the Software license or following its expiration or termination pursuant to Section 3.05, whether directly or indirectly, and whether voluntarily or under compulsion by subpoena or other legal process, that the violation would cause irreparable harm to Sprinticket and or its related corporations and that Sprinticket would have no adequate remedy at law. Therefore, Customer and Sprinticket agree that if Sprinticket believes in good faith that Customer may be violating or about to violate any of the provisions of Paragraph A of Section 3.04, whether during the term of the Software license or following its expiration or termination pursuant to Section 3.05 above, and whether voluntarily or involuntarily, then Sprinticket shall be entitled to obtain a temporary restraining order without delay, and proceed to obtain a preliminary injunction and permanent injunction to prevent such violation or if necessary, proceed to obtain a suitable Court Order to prevent the violation. This provision is not intended to be exclusive; Sprinticket shall also be entitled to bring a claim for damages or any other appropriate relief for violations of Paragraph A of Section 3.04.

      B.   However, if Customer has violated the provisions of Paragraph A of
           Section 3.04 while acting under compulsion by subpoena or other legal process and has first notified Sprinticket as promptly as was reasonably possible in order to allow Sprinticket an opportunity to obtain a suitable Court Order to prevent the compelled violation, the compelled violation shall not be deemed an event of default and shall not entitle Sprinticket to bring a claim for damages.

Section 5.26 Amendments.

           Customer and Sprinticket agree that this Agreement shall be modified only by a written agreement duly executed by persons authorized to execute agreements on behalf of Customer and Sprinticket. The parties further agree that the terms, conditions, and prices contained in this Agreement shall prevail notwithstanding any variations or additional terms on any purchase orders or other notifications submitted by Customer.

Section 5.27 Binding Effect.

           This Agreement shall be binding upon the parties herein, their successors, assigns and legal representatives.

Section 5.28 Counterparts.

           This Agreement may be executed in counterparts, each of which shall be deemed an original.

Section 5.29 Entire Agreement.

           Customer and Sprinticket acknowledge and agree that this Agreement is the complete and exclusive statement of the mutual understanding of the parties and that this Agreement supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement.

Section 5.30 Y2K.

Sprinticket guarantees Y2K compliance. /s/ CP /s/ BH Executed and accepted this 1st day of October, 1998, at Woodinville, Washington.

                     SPRINTICKET                                                    CUSTOMER

Sprinticket, a Division of The Pathways Group, Inc.                    Winter Park Recreation Association
                                                                        [name of corporation or entity]

By:                                                         By:

                    /s/ Bob Haller                                              /s/ Cray Pollitt
                     [signature]                                                  [signature]

                      Bob Haller                                                  Cray Pollitt
                    [printed name]                                               [printed name]

               SR VP Sales & Marketing                                            VP - Finance
                   [printed title]                                              [printed title]